Exhibit 10.1

INTERNATIONAL ISOTOPES INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(effective July 14, 2020)

ARTICLE 1. PURPOSE

The purpose of this Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of this Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

ARTICLE 2. DEFINITIONS

Certain terms used in this Plan have the meanings set forth in Appendix I.

ARTICLE 3. ELIGIBILITY REQUIREMENTS

3.1 Initial Eligibility. Except as provided in Section 3.2, each Employee shall become eligible to participate in the Plan in accordance with Article 4 on the first Enrollment Date on or following the later of (a) the date such individual becomes an Employee; or (b) the Effective Date. Participation in the Plan is entirely voluntary.

3.2 Limitations on Eligibility. The following Employees are not eligible to participate in the Plan:

(a) Employees whose customary employment is twenty (20) hours or less per week or any lesser number of hours established by the Committee;

(b) Employees whose customary employment is for not more than five (5) months in any calendar year or any lesser period in a calendar year established by the Committee; and

(c)  Employees who, immediately upon purchasing Shares under the Plan, would own directly or indirectly, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any Subsidiary (and for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the Employee may purchase under outstanding options shall be treated as stock owned by the Employee).

ARTICLE 4. ENROLLMENT

Any Eligible Employee may enroll in the Plan for any Offering Period by completing and signing an enrollment election form or by such other means as the Committee shall prescribe and submitting such enrollment election to the Company in accordance with procedures established by the Committee on or before the Cut-Off Date with respect to such Offering Period. Unless otherwise determined by the Committee, the enrollment election and the designated rate of payroll deduction shall continue for future Offering Periods unless the Participant changes or cancels the enrollment election or designated rate of payroll deduction prior to the Cut-Off Date in accordance with procedures established by the Committee.

ARTICLE 5. GRANT OF OPTIONS ON ENROLLMENT

5.1 Option Grant. Enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant by the Company to such Participant of an option on such Enrollment Date to purchase Shares from the Company pursuant to the Plan.

5.2 Option Expiration. An option granted to a Participant pursuant to this Plan shall expire, if not terminated for any reason first, on the earliest to occur of (a) the end of the Offering Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Article 7; or (c) the date on which participation of such Participant in the Plan terminates for any reason.

5.3 Purchase of Shares. An option granted to a Participant under the Plan shall give the Participant a right to purchase on a Purchase Date the largest number of whole Shares, as determined by the Committee, which the funds accumulated in the Participant's Account as of such Purchase Date will purchase at the applicable Purchase Price; provided, however, that the Committee may, in its discretion, limit the number of Shares purchased by each Participant in any Purchase Period.

Notwithstanding anything to the contrary herein, to the extent required by Section 423 of the Code, no Employee shall be granted an option under the Plan (or any other plan of the Company or a Subsidiary intended to qualify under Section 423 of the Code) which would permit the Employee to purchase Shares under the Plan (and such other plan) in any calendar year with a Fair Market Value (determined at the time such option is granted) in excess of $25,000 and any payments made by a Participant in excess of this limitation shall be returned to the Participant in accordance with procedures established by the Committee.

ARTICLE 6. PAYMENT

The Committee may designate the time and manner for payment of Shares to be purchased during the Purchase Period, including, but not limited to, through payroll deductions from Compensation, the terms and conditions of which are designated by the Committee. Payment amounts shall be credited on a bookkeeping basis to a Participant's Account under this Plan. All payment amounts may be used by the Company for any purpose and the Company shall have no obligation to segregate such funds. No interest accrues on payments by Participants.

ARTICLE 7. PURCHASE OF SHARES

7.1 Option Exercise. Any option held by the Participant which was granted under this Plan and which remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the number of whole Shares, as determined by the Committee, which the funds accumulated in the Participant's Account as of the Purchase Date will purchase at the applicable Purchase Price (but not in excess of the number of Shares for which options have been granted to the Participant pursuant to Section 5.3). Options for other Shares for which options have been granted which are not purchased on the last Purchase Date during the Offering Period shall terminate. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of an option, the Committee may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

7.2 Refund of Excess Amount. If, after a Participant's exercise of an option under Section 7.1, an amount remains credited to the Participant's Account as of a Purchase Date, then the remaining amount shall be (a) if no further Purchase Periods are immediately contemplated by the Committee, distributed to the Participant as soon as administratively feasible, or (b) if another Purchase Period is contemplated by the Committee, carried forward in the Account for application to the purchase of Shares on the next following Purchase Date.

7.3 Employees of Designated Subsidiaries. In the case of Participants employed by a Designated Subsidiary, the Committee may provide for Shares to be sold through the Subsidiary to such Participants, to the extent consistent with Section 423 of the Code.

7.4 Pro Rata Allocation. If the total number of Shares for which options are or could be exercised on any Purchase Date in accordance with this Article 7, when aggregated with all Shares for which options have been previously exercised under this Plan, exceeds the maximum number of Shares reserved in Article 12, the Company shall allocate the Shares available for delivery and distribution in the ratio that the balance in each Participant's Account bears to the aggregate balances of all Participants' Accounts, and the remaining balance of the amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as possible.

7.5 Notice of Disposition. If a Participant or former Participant sells, transfers, or otherwise makes a disposition of Shares purchased pursuant to an option granted under the Plan within two (2) years after the date such option is granted or within one (1) year after the date such Shares were transferred to the Participant, and if such Participant or former Participant is subject to United States federal income tax, then such Participant or former Participant shall notify the Company or a member of the Employer in writing of such sale, transfer or other disposition within ten (10) days of the consummation of such sale, transfer, or other disposition.

ARTICLE 8. WITHDRAWAL FROM THE PLAN, TERMINATION OF EMPLOYMENT, AND LEAVE OF ABSENCE

8.1 Withdrawal from the Plan. A Participant may withdraw all funds accumulated in the Participant's Account from the Plan during any Purchase Period by delivering a notice of withdrawal to the Company or a member of the Employer (in a manner prescribed by the Committee) at any time up to thirty (30) days prior to the Purchase Date next following the date such notice of withdrawal is delivered, or at such shorter time in advance of such Purchase Date as the Committee may permit. If notice of complete withdrawal as described in the preceding sentence is timely received, all funds then accumulated in the Participant's Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively feasible and the Company or member of the Employer will cease the Participant's payroll withholding for the Plan in accordance with timing and other procedures established by the Committee. An Employee who has withdrawn during a Purchase Period may not return funds to the Company or a member of the Employer during the same Purchase Period and require the Company or member of the Employer to apply those funds to the purchase of Shares. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Enrollment Date, if any.

8.2 Termination of Participation. Unless otherwise determined by the Committee, participation in the Plan terminates when a Participant ceases to be employed by the Company or a member of the Employer for any reason whatsoever or otherwise ceases to be an Eligible Employee. Unless otherwise determined by the Committee, such Participant shall be deemed to have elected a withdrawal from the Plan in accordance with Section 8.1 and all funds accumulated in the Participant's Account shall be distributed to the Participant.

8.3 Leave of Absence. If a Participant takes a leave of absence, such Participant shall have the right, in accordance with procedures prescribed by the Committee, to elect to withdraw from the Plan in accordance with Section 8.1. To the extent determined by the Committee or required by Section 423 of the Code, certain leaves of absence may be treated as cessations of employment for purposes of the Plan.

ARTICLE 9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION,

MERGER OR ASSET SALE

9.1 Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the right to purchase Shares of Common Stock covered by a current Offering Period and the number of Shares which have been authorized for issuance under the Plan for any future Offering Period, the maximum number of Shares each Participant may purchase each Offering Period (pursuant to Section 5.3 hereof), as well as the price per Share and the number of Shares covered by each right under the Plan which have not yet been purchased shall be proportionately adjusted in the sole discretion of the Committee for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the Common Stock, or recapitalization, reorganization, consolidation, split-up, spin-off, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company. Except as expressly provided otherwise by the Committee, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares.

9.2 Adjustments Upon Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (hereinafter the "New Purchase Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Purchase Date shall be before the date of the Company's proposed dissolution or liquidation. Each Participant will be notified in writing that the Purchase Date for the Participant's right to purchase shares has been changed to the New Purchase Date and that the applicable number of Shares will automatically be purchased on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 8.1 hereof.

9.3 Adjustment Upon Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding right to purchase shares shall be assumed or an equivalent right to purchase shares substituted by the successor corporation or a parent or affiliate of the successor corporation. In the event that the successor corporation refuses to assume or substitute the right to purchase shares, any Offering Period then in progress shall be shortened by setting a New Purchase Date and any Offering Period then in progress shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company's proposed sale or merger. Each Participant will be notified in writing that the Purchase Date has been changed to the New Purchase Date and that the applicable number of shares will be purchased automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 8.1 hereof.

9.4 Committee Adjustment. Without limitation on the preceding provisions, in the event of any corporate transaction, the Committee may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of Shares which may be delivered under Article 12, in the number, class of or price of Shares available for purchase under the Plan and in the number of Shares which an Employee is entitled to purchase and any other adjustments it deems appropriate. Without limiting the Committee's authority under this Plan, in the event of any transaction, the Committee may elect to have the options hereunder assumed or such options substituted by a successor entity, to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or to take such other action deemed appropriate by the Committee.

ARTICLE 10. DESIGNATION OF BENEFICIARY

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the amount in his or her Account is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant's lifetime. In the absence of any such designation, any Account balance remaining unpaid at the Participant's death shall be paid to the Participant's estate or the Committee, in its sole discretion, may pay such Account balance to the Participant's spouse or to any one or more dependents or relatives of the Participant or to such other person as the Committee may designate.

ARTICLE 11. ADMINISTRATION

11.1 Administration by Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to delegate duties to officers, directors or employees of the Company.

11.2 Authority of Committee. The Committee shall have the full and exclusive discretionary authority to construe and interpret the Plan and options granted under it; to establish, amend, and revoke rules and regulations for administration of the Plan (including, without limitation, the determination and change of Offering Periods, Purchase Periods and payment procedures, the requirement that Shares be held by a specified broker, and the establishment of the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars); to determine all questions of eligibility, disputed claims and policy that may arise in the administration of the Plan; to make any changes to the Plan or its operations to reduce or eliminate any unfavorable accounting consequences to the extent deemed appropriate by the Committee; to permit payroll withholding adjustments to adjust for delays or mistakes in processing of withholding elections; to establish administrative procedures; and, generally, to exercise such powers and perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company, including, but not limited to, designating from time to time which Subsidiaries of the Company shall be part of the Employer. The Committee's determinations as to the interpretation and operation of this Plan shall be final and conclusive and each action of the Committee shall be binding on all persons.

In exercising the powers described in the foregoing paragraph, the Committee may adopt special or different rules for the operation of the Plan including, but not limited to, rules which allow employees of any foreign Subsidiary to participate in, and enjoy the tax benefits offered by, the Plan; provided that such rules shall not result in any grantees of options having different rights and/or privileges under the Plan in violation of Section 423 of the Code nor otherwise cause the Plan to fail to satisfy the requirements of Section 423 of the Code and the regulations thereunder.

11.3 Administrative Modification. The Plan provisions relating to the administration of the Plan may be amended by the Committee from time to time as may be desirable to satisfy any requirements of or under the federal securities and/or other applicable laws of the United States, to obtain any exemption under such laws, or to reduce or eliminate any unfavorable accounting consequences.

ARTICLE 12. NUMBER OF SHARES

Five million (5,000,000) Shares are reserved for sale and authorized for issuance pursuant to the Plan, subject to adjustment as set forth in Article 9. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for the Plan. If on a given Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practical and as it shall determine to be equitable.

ARTICLE 13. MISCELLANEOUS

13.1 Restrictions on Transfer. Options granted under the Plan to a Participant may not be exercised during the Participant's lifetime other than by the Participant. Neither amounts credited to a Participant's Account nor any rights with respect to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 8.1.

13.2 Administrative Assistance. If the Committee in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of Shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the Account in the Participant's name, or if the Participant so indicates in the enrollment form, in the Participant's name together with the name of his or her spouse in joint tenancy with right of survivorship or spousal community property, or in certain forms of trust approved by the Committee.

13.3 Treatment of Non-U.S. Participants. Participants who are employed by non-U.S. Designated Subsidiaries, who are paid in foreign currency, and who contribute foreign currency to the Plan through contributions or payroll deductions will have such contributions converted to U.S. dollars. The exchange rate for such conversion will be determined as prescribed by the Committee. In no event will any procedure implemented for dealing with exchange rate fluctuations that may occur during an Offering Period result in a purchase price below the Purchase Date Price permitted under the Plan. Each Participant shall bear the risk of any currency exchange fluctuations (if applicable) between the date on which any Participant contributions are converted to U.S. dollars and the following Purchase Date.

13.4 Withholding. The Company or any member of the Employer shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any member of the Employer, an amount sufficient to satisfy Federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

13.5 Equal Rights and Privileges. Except as provided in Section 13.6, all Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations. Notwithstanding the express terms of the Plan, any provision of the Plan other than Section 13.6 which is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Committee be reformed to comply with the requirements of Section 423 of the Code. This Section 13.5 shall take precedence over all other provisions in the Plan except Section 13.6.

13.6 Eligible Employees in Other Countries. Without amending the Plan, the Committee may grant options or establish other procedures to provide benefits to Eligible Employees of Designated Subsidiaries with non-U.S. employees on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable (a) to comply with provisions of the laws or regulations or conform to the requirements to operate the Plan in a qualified or tax or accounting advantageous manner in other countries or jurisdictions in which the Company or any Designated Subsidiary may operate or have employees, (b) to ensure the viability of the benefits from the Plan to Eligible Employees employed in such countries or jurisdictions and (c) to meet the objectives of the Plan. Notwithstanding anything to the contrary herein, any such actions taken by the Committee with respect to Eligible Employees of any Designated Subsidiary may be treated as a subplan outside of an "employee stock purchase plan" under Section 423 of the United States Code and not subject to the requirements of Section 423 set forth in the United States Code and this Plan.

13.7 Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Texas.

13.8 Amendment and Termination. The Board may amend, alter, or terminate the Plan at any time; provided, however, that (1) the Plan may not be amended in a way which will cause rights issued under the Plan to fail to meet the requirements of Section 423 of the Code; and (2) no amendment which would amend or modify the Plan in a manner requiring stockholder approval under Section 423 of the Code or the requirements of any securities exchange on which the Shares are traded shall be effective unless such stockholder approval is obtained. In addition, the Committee may amend the Plan as provided in Section 11.3, subject to the conditions set forth in this Section 13.8.

If the Plan is terminated, the Committee may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants' Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

13.9 No Right of Employment. Neither the grant nor the exercise of any rights to purchase Shares under this Plan nor anything in this Plan shall impose upon the Company or a member of the Employer any obligation to employ or continue to employ any Employee. The right of the Company or a member of the Employer to terminate any Employee shall not be diminished or affected because any rights to purchase Shares have been granted to such Employee.

13.10 Right as Shareholder. No Participant shall have any rights as shareholder unless and until Shares of Common Stock have been issued to him or her.

13.11 Governmental Regulation. The Company's obligation to sell and deliver Shares of the Company's common stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares.

13.12 Gender. When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

13.13 Condition for Participation. As a condition to participation in the Plan, Eligible Employees agree to be bound by the terms of the Plan (including, without limitation, the notification and holding requirements of Section 7.5) and the determinations of the Committee.

APPENDIX I

DEFINITIONS

"Account" means a recordkeeping account maintained for a Participant to which Participant contributions and payroll deductions, if applicable, shall be credited.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means the Compensation Committee or any other committee appointed by the Board.

"Common Stock" means the Common Stock of the Company.

"Company" means International Isotopes Inc., a Texas corporation.

"Compensation" means gross earnings, including such amounts of gross earnings as are deferred by an Eligible Employees (a) under a qualified cash or deferred arrangement described in Section 401(k) of the Code or (b) under a plan qualified under Section 125 of the Code. Compensation does not include severance pay, equity compensation or gain from stock option exercises.

"Cut-Off Date" means the date established by the Committee from time to time by which enrollment forms must be received prior to an Enrollment Date.

"Designated Subsidiary" means any Subsidiary which has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan and which has adopted the Plan with the approval of the Committee in its sole and absolute discretion.

"Eligible Employee" means an Employee eligible to participate in the Plan in accordance with Article 3.

"Effective Date" means the effective date as determined by the Committee.

"Employee" means any individual who is an employee of the Employer for tax purposes.

"Employer" means the Company or any Designated Subsidiary by which an Employee is employed.

"Enrollment Date" means the first Trading Day of an Offering Period.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, as of any date, the closing trading price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

"Grant Date" means a date on which an Eligible Employee is granted an option under the Plan pursuant to Article 5.

"Grant Price" means the Fair Market Value of a Share on the Grant Date for such option.

"Offering Period" means each period, if any, designated by the Committee (which period may be a calendar quarter or any other period designated by the Committee); provided, that each period shall, in no event end later than twenty-seven (27) months from the Grant Date. The Offering Period may but need not be the same as the Purchase Period, as determined by the Committee.

"Participant" means an Eligible Employee who has enrolled in the Plan pursuant to Article 4.

"Plan" means this International Isotopes Inc. Employee Stock Purchase Plan.

"Purchase Date" with respect to a Purchase Period means the last Trading Day in such Purchase Period.

"Purchase Date Price" means the Fair Market Value of a Share on the applicable Purchase Date.

"Purchase Period" means the period beginning on the Effective Date and ending on the date designated by the Committee and each period, if any, thereafter designated by the Committee (which period may be a calendar quarter or any other period designated by the Committee); provided, that each period shall, in no event end later than twenty-seven (27) months from the Grant Date.

"Purchase Price" means the price designated by the Committee, at which each Share may be purchased under any option, but in no event less than eighty-five percent (85%) of the lesser of:

(1) The Grant Price and

(2) The Purchase Date Price.

"Shares" means shares of the Company's Common Stock.

"Subsidiary" means a corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

"Trading Day" means a day on which the OTC Bulletin Board, New York Stock Exchange, Nasdaq stock market or other alternative exchange or service on which the Common Stock is traded, listed or quoted is open for trading.